UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 23, 2005

NAVIGANT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-24387	52-2080967
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

84 INVERNESS CIRCLE EAST ENGLEWOOD, COLORADO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number: (303) 706-0800

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAVIGANT INTERNATIONAL, INC.

FORM 8-K

ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

Navigant International, Inc. (the “Company”) has outstanding $72 million in principal amount of 4.875% convertible subordinated debentures due 2023 (the “debentures”). The debentures were issued in a non-public transaction in 2003 to qualified institutional buyers. As reported in earlier Securities and Exchange Commission (“SEC”) filings, the Company has not filed with the SEC its Form 10-K Report for the year ended December 26, 2004 and its Form 10-Q Report for the quarter ended March 27, 2005.

On May 23, 2005, the Company received a letter from the trustee of the debentures. The trustee claimed that a default has occurred under covenants in the indenture for the debentures; the letter referred to covenants regarding the annual delivery of a compliance certificate and the delivery to the trustee of SEC reports. The trustee also stated that, if the default continues for 60 days after the notice, an Event of Default would occur as defined in the indenture. Such an Event of Default would permit the trustee or holders of 25% in principal amount of the debentures to accelerate the maturity date of the debentures. Such acceleration would require an additional notice to the Company.

The Company’s bank credit agreement has cross default provisions which would be in effect if the maturity of the debentures is accelerated. The credit agreement also contains a covenant that the Company will provide year-end audited financial statements to the lending banks within 90 days of the Company’s fiscal year end. The banks have waived this requirement through June 17, 2005.

The Company has been unable to file the Form 10-K Report and 10-Q Report, for the periods ended December 26, 2004 and March 27, 2005, respectively, because of ongoing consideration of the allocation of purchase prices between goodwill and customer related intangibles and other identifiable intangibles for businesses acquired from 1997 through 2000. The Company continues to work on the issue and will consider what steps may be appropriate to respond to the default notice received from the trustee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 27, 2005.

NAVIGANT INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ Robert C. Griffith
Name:	Robert C. Griffith
Title:	Chief Operating Officer, Chief
Financial Officer and Treasurer
(Principal Financial and
Accounting Officer)

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